July 23, 2008

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Chris Henson	Bob Denham
Senior Vice President	Sr. Exec. Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Corporate Communications
(336) 733-3058	(336) 733-3008	(336) 733-1475

BB&T pension plan buys BB&T common stock

     WINSTON-SALEM, N.C. BB&T Corporation (NYSE:BBT) today announced that BB&T’s pension plan purchased approximately 2.45 million shares of BB&T common stock for approximately $52.9 million in a private placement transaction. At the completion of the purchase, approximately 5 percent of the fair market value of the pension plan’s assets was held in BB&T common stock. The privately placed shares are generally restricted from trading for six months.

     At June 30, BB&T's pension plan had more than $1.5 billion in assets. The price of the shares was determined by an independent appraisal firm, subject to the review and approval of an independent fiduciary retained on behalf of the plan.

     At June 30, BB&T had $136.5 billion in assets and operated 1,489 banking offices in 11 states and Washington, D.C. More information about the company is available at http://www.bbt.com/.

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     This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T's filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T's forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this press release.